FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Kelly Hennessy, Pure Communications
(617) 699-5684
Andrea L. Johnston, Pure Communications
(910) 681-1088
EPIX Pharmaceuticals Announces Top-line Results from Phase 3 Trial of PRX-00023 in Generalized Anxiety Disorder
Investor Conference Call Scheduled for September 22, 2006 at 8:30AM Eastern Time
LEXINGTON, Mass., September 21, 2006 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) today announced that the top-line results from its Phase 3 trial of PRX-00023, a novel long-acting 5-HT1A agonist, show that overall PRX-00023 did not achieve a statistically significant improvement over placebo for the primary endpoint. The primary efficacy endpoint was change from baseline in Hamilton Rating Scale for Anxiety (HAM-A) compared to placebo. There was a trend in favor of patients treated with PRX-00023 in the HAM-A assessments; however, the outcome was potentially impacted by a higher than expected response in the placebo-treated patients.
The data from this trial did show a statistically significant improvement from baseline in the Montgomery Asberg Depression Rating Scale (MADRS) compared to placebo. The MADRS, which measures symptoms of depression, was a secondary endpoint in this trial. EPIX is continuing to analyze the data and will use these insights to guide its strategic planning process for the development of PRX-00023.
“We are disappointed that treatment with PRX-00023 did not induce a statistically significant change in the HAM-A in patients with anxiety; however, we are encouraged by the MADRS data and will further analyze these results to better understand the potential benefits of PRX-00023 in patients with depression,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer, EPIX Pharmaceuticals. “Based on these top-line results, we plan to refocus our efforts away from anxiety to evaluate the benefit in depression more closely and assess opportunities for initiating a Phase 2 clinical trial in depression sooner than originally planned.”

A preliminary review has indicated that PRX-00023 was well tolerated and there was a low rate of discontinuation in this study due to adverse events. Side effects, including impact on sexual function and sleep, in patients receiving PRX-00023, were similar to placebo.
Investor Conference Call
EPIX has scheduled an investor conference call for September 22, 2006 at 8:30 a.m. Eastern Time to provide an overview of the results from the Phase 3 trial and the Company’s clinical development plans and strategy. The live webcast and slides can be accessed by visiting the investor relations section of the Company’s website at http://www.epixpharma.com. The call can be accessed by dialing 1-800-295-3991 (domestic) or 617-614-3924 (international) five minutes prior to the start time and providing the pass code 19635248. A replay of the call will be available on the EPIX website approximately two hours after completion of the call and will be archived for 30 days.
Phase 3 Study Design
The Phase 3 trial was a double-blind, placebo-controlled, multi-center study with approximately 310 patients with moderate-to-severe GAD. The trial included 25 sites in the United States. Patients were randomized equally into one of two arms: placebo or treatment with PRX-00023 where patients received a dose of 40 mg once daily for three days followed by 80 mg once daily for the remainder of the study. The primary objective in this trial was to evaluate the efficacy of PRX-00023 as measured by the change from baseline in the HAM-A scale in comparison with placebo after 8 weeks, with additional evaluations of HAM-A at weeks 2, 4 and 6. Safety and tolerability of PRX-00023 was also assessed, as was the effect of the drug candidate on symptoms of depression using the MADRS scale. The HAM-A scale is the FDA-accepted standard for the evaluation of anti-anxiety activity, and is used in all pivotal trials of drug candidates for the treatment of GAD.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has a blood-pool imaging agent approved and marketed in Europe (Vasovist™), and five internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include EP-2104R, a novel thrombus imaging agent which has completed a Phase 2a trial, PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, and PRX-03140, which has completed a Phase 1b clinical trial in Alzheimer’s patients. EPIX also has collaborations with leading organizations, including Amgen, Cystic Fibrosis Foundation Therapeutics, and Schering AG (Germany). For more information about EPIX, please visit the company’s website at www.epixpharma.com.

This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations regarding our regulatory and business strategies and the progress of our clinical development program for PRX-00023 and other drug candidates. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates, including PRX-00023, may fail in the clinic or may not be successfully marketed or manufactured;risks relating to the our ability to advance the development of product candidates currently in the pipeline or in clinical trials, any failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; the possibility of delays in the research and development necessary to select drug development candidates s; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission.